Exhibit 99.1

FOR IMMEDIATE RELEASE

FORWARD REPORTS FISCAL 2023 THIRD QUARTER RESULTS

Hauppauge, NY – August 14, 2023 – Forward Industries, Inc. (NASDAQ:FORD), a global design, sourcing and distribution group, today announced financial results for its third quarter ended June 30, 2023.

Third Quarter Fiscal Year 2023 Financial Highlights

•	Revenues were $10.1 million, a decrease of 4.7% from $10.6 million for the third quarter of fiscal year 2022.
•	Gross margin declined to 18.0% compared to 18.1% for the third quarter of fiscal year 2022.
•	Operating loss was $0.5 million compared to $0.4 million for the third quarter of fiscal year 2022.
•	Basic and diluted loss per share was $0.05 compared to $0.04 for the third quarter of fiscal year 2022.
•	Cash balance of $2.8 million at June 30, 2023 as compared to $2.6 million at September 30, 2022.

Terry Wise, Chief Executive Officer of Forward Industries, stated “Pleasingly, the quarter witnessed the sustained positive momentum within our design division. However, this strong performance was offset by the continued difficulties within the retail and OEM sector. Consequently, after careful deliberation and consideration we have reluctantly resolved to discontinue our retail division in an orderly manner that will ensure we fulfil our commitments to our customers.  This has been a pivotal quarter for the Company, one in which as a direct consequence of the decisions taken, we hope will result in profitability in the near future.”

The tables below are derived from the Company’s consolidated financial statements included in its Form 10-Q filed on August 14, 2023 with the Securities and Exchange Commission. Please refer to the Form 10-Q for complete financial statements and further information regarding the Company’s results of operations and financial condition relating to the fiscal quarters ended June 30, 2023 and 2022. Please also refer to the Company’s Form 10-K for a discussion of risk factors applicable to the Company and its business.

Cautionary Note Regarding Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 including statements regarding our optimism for improved performance in fiscal year 2023. Forward has tried to identify these forward-looking statements by using words such as “may”, “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties and other factors that could cause its actual results, performance, prospects or opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. These risks include the inability to expand our customer base, loss of additional customers, pricing pressures, lack of success of our sales people, supply chain issues, inability of our design division’s customers to pay for our services, unanticipated issues with our affiliated sourcing agent, and issues at Chinese factories that we source our products. No assurance can be given that the actual results will be consistent with the forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended September 30, 2022 for information regarding risk factors that could affect the Company’s results. Except as otherwise required by Federal securities laws, Forward undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

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About Forward Industries

Forward is a global design, sourcing and distribution group serving top tier medical and technology customers worldwide. Through its acquisitions of Intelligent Product Solutions, Inc. and Kablooe Design, Inc., the Company has expanded its ability to design and develop solutions for its existing multinational client base and expand beyond the diabetic product line into a variety of industries with a full spectrum of hardware and software product design and engineering services.

For more information, contact:

Kathleen Weisberg, CFO, Forward Industries, Inc.

(631) 547-3055, kweisberg@forwardindustries.com

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	September 30,
	2023	2022
	(Unaudited)
Assets
Current assets:
Cash	$2,821,163	$2,575,522
Accounts receivable, net	7,659,132	7,542,666
Inventories, net	1,892,790	3,801,030
Prepaid expenses and other current assets	689,955	417,605
Total current assets	13,063,040	14,336,823

Property and equipment, net	282,308	241,146
Intangible assets, net	946,333	1,105,901
Goodwill	1,758,682	1,758,682
Operating lease right-of-use assets, net	3,124,871	3,427,726
Other assets	68,737	68,737
Total assets	$19,243,971	$20,939,015

Liabilities and shareholders' equity

Current liabilities:
Accounts payable	$684,616	$268,160
Due to Forward China	7,948,249	7,713,880
Deferred income	264,726	438,878
Current portion of earnout consideration	–	25,000
Current portion of operating lease liability	406,223	377,940
Accrued expenses and other current liabilities	1,283,337	1,153,906
Total current liabilities	10,587,151	9,977,764

Other liabilities:
Note payable to Forward China	1,200,000	1,400,000
Operating lease liability, less current portion	2,942,772	3,249,824
Earnout consideration, less current portion	30,000	45,000
Total other liabilities	4,172,772	4,694,824
Total liabilities	14,759,923	14,672,588

Commitments and contingencies

Shareholders' equity:
Common stock, par value $0.01 per share; 40,000,000 shares authorized; 10,061,185 shares issued and outstanding at June 30, 2023 and September 30, 2022	100,612	100,612
Additional paid-in capital	20,171,299	20,115,711
Accumulated deficit	(15,787,863)	(13,949,896)
Total shareholders' equity	4,484,048	6,266,427
Total liabilities and shareholders' equity	$19,243,971	$20,939,015

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FORWARD INDUSTRIES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Nine Months Ended June 30,
	2023	2022	2023	2022

Revenues, net	$10,127,159	$10,588,835	$31,594,818	$32,517,139
Cost of sales	8,303,997	8,671,103	26,340,525	25,727,964
Gross profit	1,823,162	1,917,732	5,254,293	6,789,175

Sales and marketing expenses	711,472	664,484	2,175,081	2,106,263
General and administrative expenses	1,633,740	1,639,053	4,912,197	5,177,241

Loss from operations	(522,050)	(385,805)	(1,832,985)	(494,329)

Fair value adjustment of earnout consideration	–	–	(40,000)	–
Interest expense	25,475	30,424	80,214	94,115
Interest income	(10,489)	–	(11,345)	–
Other (income)/expense, net	(292)	2,684	(23,887)	6,780
Loss before income taxes	(536,744)	(418,913)	(1,837,967)	(595,224)

Provision for income taxes	–	–	–	–

Net loss	$(536,744)	$(418,913)	$(1,837,967)	$(595,224)

Loss per share:
Basic	$(0.05)	$(0.04)	$(0.18)	$(0.06)
Diluted	$(0.05)	$(0.04)	$(0.18)	$(0.06)

Weighted average common shares outstanding:
Basic	10,061,185	10,061,185	10,061,185	10,061,185
Diluted	10,061,185	10,061,185	10,061,185	10,061,185

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